UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Kimball International, Inc.

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KIMBALL INTERNATIONAL, INC.
1600 Royal Street
Jasper, Indiana 47549

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT FOR ANNUAL MEETING OF SHAREOWNERS
TO BE HELD ON OCTOBER 30, 2018

On September 10, 2018, a definitive proxy statement (the “Proxy Statement”) of Kimball International, Inc. (the “Company,” “we,” “us” and “our”) was filed with the Securities and Exchange Commission and was made available to Shareowners in connection with the solicitation of proxies on behalf of our Board of Directors (the “Board”) for use at our 2018 Annual Meeting of Shareowners (the “Annual Meeting”) to be held on Tuesday, October 30, 2018 at 9:30 a.m. EDT at the headquarters of our National Office Furniture brand, located on the Kimball International campus at 1610 Royal Street in Jasper, Indiana.

This supplement (the “Supplement”) supplements and amends the Proxy Statement and is first being made available to Shareowners on or about October 25, 2018. This Supplement, which describes recent developments impacting the Company, should be read in conjunction with the Proxy Statement. Except as specifically supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

Appointment of New Chief Executive Officer

On October 23, 2018, our Board appointed Kristine L. Juster as our Chief Executive Officer effective November 1, 2018 to succeed Robert F. Schneider who is retiring as Chief Executive Officer and Chairman of the Board on October 31, 2018, as previously disclosed. Ms. Juster has served as an independent member of our Board since April 2016, and she will remain on the Board as a non-independent director.

Ms. Juster is a Class I director whose term expires at the Annual Meeting. As disclosed in the Proxy Statement, at its April 2018 meeting, the Board approved the nominations of Ms. Juster, Timothy J. Jahnke and Thomas J. Tischhauser for re-election as directors at the Annual Meeting, each to serve a three-year term until the 2021 Annual Meeting of Shareowners or until their successors are elected and have qualified, or until their earlier death, resignation, disqualification, disability or lawful removal. If our Shareowners re-elect Ms. Juster as a director at the Annual Meeting, she will not be considered an independent director and will no longer receive compensation for her service on the Board. Ms. Juster will no longer serve as a member of the Audit Committee effective upon her appointment as Chief Executive Officer.

Ms. Juster, age 55, served for over 20 years as a Global Executive at Newell Brands, Inc., a leading global consumer goods and commercial products company (“Newell”), until her retirement in April 2018. During her tenure at Newell, Ms. Juster served as President of the Global Writing Segment from May 2014 until her retirement in April 2018, as President of Newell’s Baby and Parent Segment from November 2011 to April 2014, and in other roles of increasing responsibility since joining Newell in 1995, including serving as President of Newell’s Home Décor Segment and President of Newell’s Culinary Lifestyles Segment. Throughout her career, Ms. Juster has driven significant growth for the businesses she has led through brand innovation, distribution channel expansion including e-commerce, and a global mindset. Ms. Juster has a proven track record of scaling growth strategies, while preserving the core values that are critical to the long-term sustainability of a business.

There are no arrangements or understandings between Ms. Juster and any other persons pursuant to which she was appointed Chief Executive Officer. There are no family relationships between Ms. Juster and any director or executive officer of the Company, and Ms. Juster does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On October 25, 2018, we issued a press release announcing Ms. Juster’s appointment as our Chief Executive Officer, a copy of which is attached to, and is part of, this Supplement.

Compensation Arrangements

On October 24, 2018, Ms. Juster accepted a written offer letter from the Company establishing her compensation as Chief Executive Officer. In accordance with the terms of the offer letter, Ms. Juster’s initial compensation will consist of the following:

•	An annual base salary of $800,000.

•
Ms. Juster will be eligible to participate in our Annual Cash Incentive Plan (the “ACI Plan”), with a target annual incentive of 80% of her base salary. For fiscal year 2019, cash incentive awards will be earned under the ACI Plan based on our adjusted pre-tax income during fiscal year 2019. For fiscal years 2019 and 2020, Ms. Juster is guaranteed a minimum payout under the ACI Plan of 50% of her base salary. The maximum payout that Ms. Juster may earn under the ACI Plan is 120% of her base salary. Any amounts earned under the ACI Plan are paid during the following fiscal year in two cash installments - 50% in August and 50% in December.

•
Because the first payment under the ACI Plan will not be received by Ms. Juster until August 2019, Ms. Juster will also receive the following payments intended to serve as a transition into the ACI Plan, provided that she is employed by the Company on the applicable payment date: $106,000 payable in December 2018, $320,000 payable in June 2019, and $107,000 payable in both August 2019 and December 2019.

•
We will also grant Ms. Juster the following equity awards on November 1, 2018, upon her commencement of employment as our Chief Executive Officer, which awards will be granted under, and subject to the terms and conditions of, the Kimball International, Inc. 2017 Stock Incentive Plan (the “2017 Stock Plan”):

◦
Annual Performance Share (“APS”) awards with a total target value of $386,667. Ms. Juster may earn from 0% to 200% of the target value of the APS awards depending upon our consolidated return on capital for fiscal year 2019. Each of the APS awards will have such other terms as are set forth in the applicable APS award agreement.

◦
A Restricted Stock Unit (“RSU”) award valued at $166,167, which will vest in full on June 30, 2019, an RSU award valued at $250,000, which will vest in full on June 30, 2020, and an RSU award valued at $250,000, which will vest in full on June 30, 2021. Each of the RSU awards will have such other terms as are set forth in the applicable RSU award agreement.

◦
A Relative Total Shareowner Return (“RTSR”) award with a target value of $500,000, which will be earned based on our RTSR for a performance cycle ending on June 30, 2020, and an RTSR award with a target value of $500,000, which will be earned based on our RTSR for a performance cycle ending on June 30, 2021. Ms. Juster may earn from 0% to 200% of the target value of the RTSR awards. Each of the RTSR awards will have such other terms as are set forth in the applicable RTSR award agreement.

◦	A one-time sign-on RSU award valued at $1,500,000, which will vest in full on June 30, 2021 and will have such other terms as are set forth in the applicable RSU award agreement.
The number of shares underlying the RSU awards set forth above and the targeted number of shares underlying the APS awards and the RTSR awards set forth above will be determined based on the closing price of our common stock on October 31, 2018.

•
For purposes of both the ACI Plan and the equity awards granted to Ms. Juster, “retirement” includes any termination of her employment, other than for cause, occurring at or after she has reached the age of 55 and has a combination of age plus years of continuous service as an executive officer of the Company equal to or greater than 65.

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Ms. Juster will be eligible to participate in all benefit and retirement plans generally provided to our other executive employees, including the 401(k) Retirement Plan, the Supplemental Retirement Plan (the “SERP”) and the executive preventative healthcare program.

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Ms. Juster will be reimbursed for realtor and closing costs in connection with her relocation in an aggregate amount not to exceed $250,000, as well as moving expenses. We will also pay temporary housing and rental car costs incurred by Ms. Juster during her relocation but until no later than June 30, 2019.

In addition, on October 24, 2018, we entered into an Executive Employment Agreement (the “Executive Employment Agreement”) and a Change in Control Agreement (the “Change in Control Agreement”) with Ms. Juster, each of which is effective as of November 1, 2018.

Pursuant to the Executive Employment Agreement, if Ms. Juster’s employment is terminated by us without Cause (as defined in the Executive Employment Agreement) or by her for Good Reason (as defined in the Executive Employment Agreement), we will provide compensation and benefits as follows: (1) her base salary through the date of termination of employment; (2) any deferred and unpaid cash incentive amounts due to her for the immediately preceding fiscal year; (3) (a) unless her termination occurs during the one-year period before a Change in Control (as defined in the Executive Employment Agreement) or during the two-year period following a Change in Control, severance pay equal to the sum of Ms. Juster’s annual base salary at the highest rate in effect during the three years immediately preceding her last day of employment and the higher of either her target cash incentive for the period in which the last day of employment occurs or her average annual cash incentive award for the three annual cash incentive periods immediately preceding her last day of employment, plus a reimbursement payment of $50,000 (subject to cost-of-living adjustment) in lieu of continued welfare and fringe benefits, or (b) if her termination occurs during the one-year period before a Change in Control or the two-year period following a Change in Control, severance pay is determined by the terms of the Change in Control Agreement; (4) reimbursement for outplacement service costs up to $25,000; (5) payments under the ACI Plan and all performance-based equity awards previously awarded under the applicable stock plans but not yet vested will vest as if Ms. Juster remained employed by us and will be paid out in accordance with the terms of the applicable award agreement based on our actual performance results, while all service-based stock awards will become fully vested as of the date of separation; and (6) payment of all SERP benefit amounts, which will become fully vested.

In addition, the Executive Employment Agreement imposes non-competition and non-solicitation obligations during the term of Ms. Juster’s employment and for a period of 12 months (or a shorter period, if she is employed for fewer than 12 months) following termination of employment for any reason.

Pursuant to the Change in Control Agreement, in the event of a Change in Control (as defined in the Change in Control Agreement), we will accelerate payment of an amount in cash, shares or a combination thereof equal to the value at the effective date of the Change in Control or the termination of Ms. Juster’s employment, as applicable, of all options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and ACI Plan payments, all of which will become fully vested with all performance-based awards vesting at 100% of target (except that RTSR awards will vest and ACI Plan awards will be paid on a pro-rata basis) (1) on the later of the date of Ms. Juster’s termination or the effective date of the Change in Control (the “Termination Date”) if Ms. Juster’s employment is terminated by us without Cause or by her for Good Reason during the one-year period before, or the two-year period following, the Change in Control; and (2) on the effective date of the Change in Control without a termination of employment if any successor entity has not assumed the obligations with respect to such awards or has not substituted benefit rights that are at least as favorable to Ms. Juster as such awards. She will also become fully vested in the SERP and will receive all benefit amounts under that plan.

In addition, upon a Change in Control Event (as defined in the Change in Control Agreement), as soon as practicable following her Termination Date, Ms. Juster will receive severance pay in a sum equal to two times the sum of her annual base salary at the highest rate in effect during the three years immediately preceding her last day of employment and the higher of either her target annual cash incentive for the period in which her last day of employment occurs or her average annual cash incentive award for the three annual cash incentive periods immediately preceding her last day of employment. Ms. Juster will also receive a reimbursement amount equal to two times the product of $50,000 and a fraction, the numerator of which is the Employment Cost Index and the denominator of which is the Employment Cost Index for the first calendar quarter of 2015 for welfare and fringe benefit plan reimbursements. She will also be eligible for $25,000 in outplacement assistance during the first 12 months after separation from employment.

If any payments under the Executive Employment Agreement or Change in Control Agreement are subject to excise tax (or any interest or penalties incurred due to excise tax) imposed by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), due to early payment of deferred compensation following separation without Cause or resignation for Good Reason or a Change in Control, Ms. Juster will be entitled to a supplemental payment in an amount sufficient to pay the income tax liability on those payments and the supplemental payment, in the case of the Executive Employment Agreement, and equal to the special liability for interest and additional tax on those payments pursuant to Section 409A plus all income liability on the supplemental payment, in the case of the Change in Control Agreement.

Board Structure

As disclosed in the Proxy Statement, the Board intends to select an independent director to replace Mr. Schneider as Chairman of the Board at its meeting on October 30, 2018, which will be held after the Annual Meeting. Upon the appointment of an independent Chairperson, it is expected that the Board will not appoint a director to serve in the Lead Independent Director position, which was established to act as a liaison between the Board and executive management while the Chief Executive Officer was also the Chairman of the Board.

In the Proxy Statement, we also disclosed that Mr. Schneider expected to remain on the Board for a short transition period after his retirement.  However, because Ms. Juster has served as a member of the Board since April 2016, this has reduced the need for a transition period by Mr. Schneider. Therefore, Mr. Schneider has informed us that he is considering retiring from the Board effective on October 31, 2018. Mr. Schneider will discuss the timing of his retirement from the Board with the other members of the Board at the Board meeting on October 30, 2018.

Voting Matters

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. If you have already submitted your proxy and wish to change your vote based on any of the information contained in this Supplement, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting.  Proxies already returned by Shareowners will remain valid and will be voted at the Annual Meeting unless revoked. Information regarding how to vote your shares and how to change your vote or revoke your proxy is available in the Proxy Statement.

By Order of the Board of Directors

/s/ Julia Heitz Cassidy, Secretary

October 25, 2018

Kimball International Appoints Kristine L. Juster as Chief Executive Officer

JASPER, Ind., October 25, 2018 - Kimball International, Inc. (NASDAQ:KBAL) today announced that Kristine (Kristie) L. Juster, a member of the Kimball International Board of Directors since 2016, has been appointed Chief Executive Officer, effective November 1, 2018. Ms. Juster succeeds Bob Schneider, who previously announced his intent to retire as CEO and Chairman effective October 31, 2018.

Ms. Juster comes to Kimball International with over 20 years of experience as a Global Executive at Newell Brands. During her tenure at Newell Brands she held the role of CEO/President of the Home Décor Segment with the design driven brands, Levelor and Kirsh; the Culinary Lifestyle Segment with Calphalon, a premier brand known for design innovation; and, the Global Writing Segment with a wide variety of market leading brands such as Sharpie and Expo. Throughout her career, Ms. Juster has driven significant growth for the businesses she has led through brand innovation, distribution channel expansion including e-commerce, and a global mindset. She has a proven track record of scaling growth strategies, while preserving the core values that are critical to the long-term sustainability of a business.

“Kristie is a proven, visionary leader with significant experience in areas important to Kimball International’s future, including strategic growth initiatives and diverse distribution channels. While bringing an outside perspective, she also already has a strong understanding of our business and has contributed to the Company’s strategic planning as a member of our Board the last two and a half years,” said Pat Connolly, Lead Independent Director of the Board. “Kristie is a seasoned executive with extensive experience successfully transforming commercial and consumer brands. Her proven strategic, financial, and operational capabilities, combined with her strong commitment to growth, will position Kimball International for long-term success. The Board is confident Kristie will lead Kimball International to the next level and we look forward to continuing to work closely with her as we enter an exciting new chapter.”

Kristie added, “I am honored and excited to lead Kimball International, which has such a rich history and compelling opportunities for strategic growth. Over the past several years, Kimball International has transformed into a world-class design company with market-leading brands and a higher level of return on capital than any of our public competitors. Our next chapter will leverage our entrepreneurial background, our love of design and creativity, and a passion for customer service and employee empowerment. I look forward to working with the experienced leadership team, talented employees, and our board of directors, as we search for ways to accelerate growth and to drive strategic differentiation in the marketplace.”

Regarding Mr. Schneider’s retirement, Mr. Connolly stated, “We are deeply grateful for Bob’s leadership of the Board and Kimball International the last four years and the many accomplishments during his long career at the Company. He is an excellent leader who led Kimball International’s remarkable turnaround and he leaves the Company with a healthy balance sheet, strategic business plans, and strong brands with attractive market opportunities.”

Mr. Schneider said, “With Kimball International’s turnaround complete, the Company can now focus on reaching its full potential. When combined with the rest of our passionate leadership team, Kristie’s experience on Kimball International’s Board and deep expertise in successfully growing commercial, consumer, and e-commerce brands will take Kimball International to the next level while maintaining existing customer relationships and our unique culture of caring that shape everything we do.”

Mr. Schneider announced on May 7th his intent to step down as Chairman of the Board with his retirement, in the spirit of good governance. The Board also today announced that it is separating the roles of Chairman and CEO. The Board will elect and appoint a new Chair following its Annual Meeting of Shareowners on October 30, 2018. In connection with the separation of Chairman and CEO and the appointment of an independent Chairman, the Board will discontinue the role of Lead Independent Director.

About Kimball International, Inc.

Kimball International creates design driven, innovative furnishings sold through our family of brands: Kimball, National, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Our values and integrity are demonstrated daily by living our Guiding Principles and creating a culture of caring that establishes us as an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, shareowners and the communities in which we operate. For more information, visit us online at www.kimballinternational.com.